Exhibit 14.1

MTR Gaming Group, Inc.
Code of Ethics and Business Conduct

This Code of Ethics and Business Conduct, which includes our Conflict of Interest Policy attached as Exhibit A hereto (the “Code”), embodies the commitment of MTR Gaming Group, Inc. and its subsidiaries (the “Company”) to conduct business in accordance with all applicable laws, rules and regulations, and ethical standards. All employees, officers, and members of our Board of Directors are expected to adhere to those principals and procedures set forth in the Code that apply to them. We also expect the consultants that we retain generally to abide by the Code.

The Code includes standards that are designed to deter wrongdoing and to promote:

(1)          Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)          Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(3)          Compliance with applicable governmental laws, rules and regulations;

(4)          The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

(5)          Accountability for adherence to the Code.

Section I

A.                Implementation and Oversight of The Code

The Company’s Board of Directors (the “Board”) is ultimately responsible for the implementation of the Code. The Board has designated the Company’s Director of Administration to be the compliance officer (the “Compliance Officer”) for the implementation and administration of the Code, provided, however, that notwithstanding any provision to the contrary in this Code, any matter submitted to the Audit Committee of the Company’s Board of Directors pursuant to the Company’s Whistleblower Hotline Policy and Procedures shall not be reviewed or otherwise administered by the Compliance Officer unless so directed by the Audit Committee.

Questions regarding the application or interpretation of the Code are inevitable. Directors, officers, employees and consultants of the Company should direct all questions to the Compliance Officer.

The Code, and all amendments of the Code, will be included in the Company’s periodic filings with the SEC and will be available on the Company’s website.

Statements in the Code to the effect that certain actions may be taken only with the “Company’s approval” mean that the Compliance Officer must give prior written approval before the proposed action may be undertaken. The Compliance Officer will act in a manner that is consistent with the requirements and spirit of the Code.

The Code should be read in conjunction with the Company’s other policy statements, including, without limitation, the Company’s Whistleblower Hotline Policy and Procedures, Disclosure Controls and Procedures, Insider Trading Policy, Conflicts of Interest Policy and Plan of Compliance Review and Reporting System and Establishment of Compliance Committee.

Periodic training may be provided regarding the contents and importance of the Code and related policy statements and the manner in which violations must be reported and waivers must be requested.

B.               Honest and Ethical Conduct

One person’s dishonest or unethical conduct can harm the Company’s reputation and compromise the trust that the public and our shareholders have in the Company. For that reason, you must be familiar with and comply with the Code. Compliance with the Code—and therefore all laws and regulations—forms the foundation of honest and ethical conduct. Accordingly, compliance with the Code is not simply expected; it is mandatory. In addition, the Company expects that directors, officers, employees and consultants of the Company will:

•       Establish an example by their behavior as a model for others subject to the Code.

•       Sustain a culture where honest and ethical conduct is recognized, valued and exemplified by all directors, officers, employees, consultants and other representatives of the Company.

•       Personally participate in, and where applicable, lead compliance efforts through meetings with others subject to the Code and monitor compliance matters and programs.

•       Raise and encourage others to raise concerns and questions about ethical conduct and integrity.

The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of the Code brought to its attention. The Company’s Conflict of Interest Policy, which is attached to the Code as Exhibit A, is an integral part of the Code and all Company directors, officers, employees and consultants should conduct themselves in accordance with its requirements and spirit.

A personal conflict of interest occurs when an individual’s private interest improperly interferes with the interests of the Company. Personal conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. In particular, a director, officer, employee, or consultant must never use his or her position with the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity, provided, however, that the Code is not intended to prohibit doing business with vendors, service providers, licensed lenders and the like who do business with the Company, so long as one does not exploit his or her position with the Company to obtain preferential treatment and so long as any such actions are not in violation of any applicable law or regulation (including, without limitation, SEC and Nasdaq rules).

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest, unless properly waived by the Company, must be avoided.

Any director, officer, employee or consultant who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest should disclose and discuss the matter fully and promptly with the Compliance Officer, provided however, that alternatively, any complaint may be reported anonymously as provided by the Company’s Whistleblower Policy and Procedures referenced herein.

C.               Full, Fair, Accurate, Timely and Understandable Public Disclosure

It is the Company’s policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely, and understandable. All directors, officers, employees and consultants who are involved in the Company’s disclosure process are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors. Our disclosures should comply with the letter and the spirit of applicable law.

All directors, officers, employees and consultants must follow these guidelines:

•       Act honestly, ethically and with integrity.

•       Comply with the Code.

•       Endeavor to ensure full, fair, timely, accurate and understandable disclosure in the Company’s filings with the SEC.

•       Through communication, make sure that others at the Company understand the Company’s obligations to the public and under the law with respect to its disclosures, including that results are never more important than compliance with the law.

•       Encourage others at the Company to raise questions and concerns regarding the Company’s public disclosures and ensure that such questions and concerns are appropriately addressed.

•       Provide the Company’s directors, officers, employees, consultants and advisors involved in the preparation of the Company’s disclosures to the public with information that is accurate, complete, objective, relevant, timely and understandable.

•       Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated by others.

•       Proactively promote honest and ethical behavior among peers in the work environment.

•       Achieve proper and responsible use of and control over Company assets and resources.

•       Record or participate in the recording of entries in the Company’s books and records that are accurate.

•       Comply with the Company’s disclosure controls and procedures, internal controls and procedures for financial reporting and other policy statements.

D.              Compliance with Laws, Rules, and Regulations

It is the Company’s policy to comply with all applicable laws, rules, and regulations. Some laws carry criminal penalties. It is the personal responsibility of each director, officer, employee and consultant to adhere to the standards and restrictions imposed by those laws, rules, and regulations. The Company expects each director, officer, employee and consultant to refrain from any illegal, dishonest, or unethical conduct.

Generally, it is both illegal and against Company policy for any director, officer, employee and consultant who is aware of material nonpublic information relating to the Company, any of the Company’s customers or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another buy, sell or hold the securities of those issuers. Any director, officer, employee or consultant with questions regarding these types of transactions should contact the Compliance Officer or the Company’s outside counsel free of charge.

E.               Internal Reporting Procedure

Each director, officer, employee, and consultant must report promptly to the Compliance Officer the existence of any outside association, interest, relationship or activity, as it arises, that actually, potentially or apparently involves a conflict of interest violation (or suspected violation) of the Code. Failure to report such relationships, activities, interests or violations will be a ground for disciplinary action.

Subject to the provisions of the Code, the Compliance Officer will review disclosures of any actual, potential or apparent violation of the Code and determine the appropriate manner by which the Company’s approval or disapproval would be provided. Each director, officer, employee, and consultant must cooperate fully in the review process by providing all information that the Compliance Officer deems necessary to conduct an effective review. Company actions with respect to the conflict of interest or potential conflict of interest will take into account the spirit of the Code.

Each director, officer, employee, and consultant must sign annually a statement reflecting continuing awareness and understanding of the Code, including its conflicts of interest policy (“Ethics Statement”). At the same time, each director, officer, employee and consultant must report either the absence or presence of actual, potential or apparent conflicts of interest. A form of Ethics Confirmation Statement is attached as Exhibit B hereto.

All interests, relationships or participation in transactions disclosed by any director, officer, employee or consultant in accordance with this policy shall be held in confidence unless the best interests of the Company dictate otherwise.

F.                Accountability

All who are subject to the Code are responsible for complying with it and for reporting any known or suspected violations of it. The Company recognizes that such a mandate may not be meaningful without an accompanying provision for accountability and discipline of violations of the Code.

Subject to the terms of the Code, reported violations of the Code will be investigated, addressed promptly and treated confidentially to the extent possible. The Company will strive to impose discipline for each Code violation that fits the nature and particular facts of the violation. The Company uses a system of progressive discipline and generally will issue warnings or letters of reprimand for less significant, first-time violations. Violations of a more serious nature may result in suspension without pay, demotion, loss or reduction of bonus or option awards, or any combination of such disciplinary violations. Termination of employment generally is reserved for violations amounting to a breach of trust, such as theft, violation of the Company’s Insider Trading Policy, or for cases where a person has engaged in multiple violations.

Violations of the Code that go unaddressed are treated by the SEC as implicit waivers of the Code. Accordingly, any violation that is discovered and not addressed will have to be disclosed in accordance with the rules and regulations of the SEC or applicable listing standards. In such cases, the SEC’s rules will require disclosure of the nature of any violation, the date of the violation and the name of the person who committed the violation. Such disclosure would not only be harmful to the Company, but also to the person warned either as one who is responsible for monitoring and enforcing compliance with the Code or as one who has violated it. In either case, depending on the nature of the violation, a person violating the Code may be dismissed or their duties and responsibilities with the Company may be changed.

Subject to the provisions of the Code and the Company’s Whistleblower Policy and Procedures, all investigations of reported violations of the Code will be supervised by the Compliance Officer. A violation shall be deemed to have occurred and appropriate consequences shall be determined only by the Board of Directors, any of its committees, or such other person designated by the Board to act on its behalf. Any director, officer, employee or consultant who is the subject of a reported violation of the Code shall be entitled to make a reasonable presentation to the Compliance Officer or any other person considering the reported violation on behalf of the Company, with respect to the facts, circumstances and other related considerations in connection with any such violation. It is the Company’s general policy to protect the interests of each person that reports any violation or suspected violation under the provisions of the Code.

Section II

A.                Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information, or position unless previously approved by the Board. More generally, directors, officers, employees and consultants are prohibited from using corporate property, information, or position for personal gain or competing with the Company.

Sometimes the line between personal and Company benefits may be difficult to discern. The only prudent course of conduct for our directors, officers, employees and consultants is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand through the Compliance Officer.

B.               Confidentiality

In carrying out the Company’s business, directors, officers, employees and consultants often learn confidential or proprietary information about the Company, its customers, or other third parties. Directors, officers, employees and consultants must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its business relationships, financial performance, results or prospects, personnel information, guest information, compensation data, computer processes, customer lists, marketing strategies, pending projects or proposals, and any non-public information provided by a third party with the expectation that the information be kept confidential and used solely for the business purpose for which it was conveyed. Directors, officers, employees and consultants should refer to the Company’s Legal Department for more detailed guidance on this topic.

C.               Fair Dealing

The successful business operation and reputation of the Company are built upon the principals of fair dealing and ethical conduct. Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations as well as a scrupulous regard for standards of conduct and personal integrity consistent with this Code. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer, employee and consultant should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors, and other employees. No director, officer, employee or consultant should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

D.              Equal Employment Opportunity and Harassment

Our focus in personnel decisions is on merit and contribution to the Company’s success. Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that we have set for ourselves. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstances. This means equal opportunity in regard to each individual’s terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

E.               Protection and Proper Use of Company Assets

All employees, officers, directors, and consultants should protect the Company’s assets and ensure their efficient use. All Company assets should be used for legitimate business purposes only.

F.                Outside Activities/Employment

Any outside association, including activities with other entities, should not encroach on the time and attention you are expected to devote to your Company duties and responsibilities, adversely affect the quality or quantity of your work product or entail your use of any Company assets, including its real and personal property, or imply (without the Company’s approval) the Company’s sponsorship or support. In addition, under no circumstances are you permitted to compete with the Company.

Section III

Waivers and Amendments of The Code

From time to time, the Company may amend the Code or waive certain provisions of the Code. Any such amendment shall be disclosed in the manner and within the time required by applicable laws, regulations, rules and listing standards. Any requests for a waiver of any provision of the Code must be submitted in writing to the Compliance Officer for review. If a waiver of any provision of the Code is granted, the Company must publicly disclose the nature of the granted waiver, including any implicit waiver, the name of the person requesting the waiver, the date of the waiver and any other disclosures as and to the extent required by any rule of the SEC or applicable listing standard. Waivers of any provision of the Code may be made only by the Board of Directors.

Section IV

Anonymous Reporting of Violations

Any violation of the Code and any violation by the Company or its directors, officers, employees or consultants of the securities laws, rules or regulations or other laws, rules or regulations applicable to the Company may be reported anonymously using any one of the methods described in the Company’s Whistleblower Hotline Policy and Procedures, including, without limitation, the making of a phone call to a whistleblower hotline at 800-418-6482, extension MTR (687). All such calls shall be subject to the Company’s Whistleblower Hotline Policy and Procedures. A copy of the Company’s Whistleblower Hotline Policy and Procedures is available on the Company’s website, in employee break rooms and on employee bulletin boards.

EXHIBIT A

MTR GAMING GROUP, INC.
CONFLICTS OF INTEREST POLICY

I.                   GENERAL STATEMENT OF POLICY

It is the policy of MTR Gaming Group, Inc. (“MTR”), Mountaineer Park, Inc., Speakeasy Gaming of Reno, Inc., Speakeasy Gaming of Las Vegas, Inc., Presque Isle Downs, Inc., and their affiliated companies (collectively, the Company) that employees at all levels be free from any interest, influence or relationship that might conflict, or appear to conflict, with the best interests of the Company, and that they perform their work with undivided loyalty as measured by the highest standards of law and ethics. The existence of an actual or potential conflict of interest depends, of course, on specific facts. The principles discussed here are intended to alert employees to the possibilities and furnish general guidance. In any uncertain situation, the employee should immediately discuss the matter fully and frankly with his/her supervisor. Where there is any doubt as to the existence of a conflict of interest, the situation should be disclosed fully, in writing, to the MTR Compliance Officer or MTR’s outside counsel.

II.              SCOPE OF COVERAGE

This policy applies to both direct and indirect interests of the employee and members of his or her immediate family. It extends to transactions by any person who may act on behalf of such employee or family members in connection with such interests. In general, an employee will be regarded as having a beneficial interest in any property owned or any transactions entered into by such employee’s spouse or minor children.

Further, this policy is applicable to all parts of the Company including all domestic and foreign subsidiaries and affiliated companies.

A.               Common Conflict of Interest Situations

The following sections describe a number of common categories of conflicts of interest. They illustrate the application of Company policy to certain particular situations where conflicts are most likely to arise. They are not all-inclusive, however, and do not cover all possible situations where conflicts might occur in violation of Company policy:

B.              Relationships with Vendors, Purchasers and Competitors of the Company

Any employee who holds any position or employment with, or who receives any compensation, credits or loans from, or who owns or acquires, directly or indirectly, a beneficial interest in, or rights to the profits of income of, any concern he or she has reason to believe may supply products or services to, or purchase from, or compete with, the Company, is required to disclose the full details concerning such interest or relationship. In such circumstances, a conflict may arise if such employee is in a position to influence decisions with respect to any Company transaction involving such other party and if the interest or relationship is such that it might bring into question such employee’s continued ability to make independent, impartial judgments in the Company’s best interest. In this connection, the mere ownership of securities of a vendor, purchaser or competitor which are listed on a stock exchange or publicly traded in a recognized over-the-counter market and amounting to less than one percent of the class outstanding, need not be reported.

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C.              Gifts or Favors

Acceptance of money, gifts or favors from an individual or concern which an employee has reason to believe may transact business, or may seek to transact business, with the Company, will constitute violation of this policy, unless such gift or favor is of a nominal nature and extent ($100 or less) and is considered normal and customary under the circumstances. All offers of gifts or favors beyond this policy should be immediately reported to the employee’s supervisor, and to the MTR Compliance Officer or MTR’s outside counsel.

D.             Sensitive Payments

The use of the Company funds or assets by employees for any unlawful purpose is strictly prohibited. Employees shall not:

1.                 Establish for any purpose undisclosed or unrecorded funds or assets of the Company.

2.                 Make false or artificial entries in the books and records of the Company for any reason.

3.                 Engage in any arrangement that results in such prohibited acts.

Notwithstanding the foregoing in regard to the making of payments, no tax consultants, legal advisors, or similar consultant or advisor will be retained by the Company in regard to the resolution of tax or any other matters where, because of the size and/or nature of the fees or payment to be made, there is reason to believe that all or part of said payments will be transmitted to government officials or their designee, except for those situations in which such payments to, or on behalf of, such officials perform legitimate services or functions; which they are obligated to perform as part of their governmental responsibilities .

Any employee having information or knowledge of any unrecorded fund or asset or any prohibited act shall promptly report such matter to the MTR Compliance Officer or MTR’s outside counsel.

E.              Foreign Transactions and Payments

Having due regard for the responsibilities relating to international operations, it is the Company’s policy that all employees and agents comply with the ethical standards and applicable legal requirements of the Foreign Corrupt Practices Act and of each foreign country in which business is conducted.

The Foreign Corrupt Practices Act makes it a criminal offense for a United States company or agent acting on its behalf to pay anything of value to any foreign government official to influence any official action in securing, retaining, or directing business. This prohibition applies to bribes, kick-backs or like payments made directly to such foreign officials or indirectly through seemingly legitimate payments such as commissions or consulting fees paid to overseas agents or representatives.

F.               Political Campaign Contributions

Political campaign contributions include direct expenditures or contributions, in cash or property, to candidates for nomination or election to public office or to political parties, as well as indirect assistance or support such as the furnishing of goods, services or equipment, or other political fund-raising events. No funds or assets of the Company shall be used for political campaign contributions without the approval of the Chairman of the Board.

No political campaign contributions shall be made by the Company in cash or by any other means whereby the amount or origin of the contribution cannot be readily established by reference to the documents and records of the Company. All contributions shall be made to the candidates authorized campaign committee, or to a political party, or to other recipients who may legally receive such contributions and all reporting requirements of the state or local jurisdictions shall be complied with. Each

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contribution shall be clearly recorded on the Company’s books as a political campaign contribution or its equivalent and shall not be deducted for federal, state or 1ocal income tax purposes unless authorized under applicable law.

The Foreign Corrupt Practices Act also prohibits contributions to foreign political parties or candidates for foreign political office for the purpose of influencing their actions to secure, retain or direct business. The prohibition applies regardless of whether the contribution is lawful under the laws of the country in which it is made. Accordingly, company policy strictly prohibits any payments with corporate funds, to, or any use of corporate assets for the benefit of, any foreign political party or candidate for political office.

III.         SUMMARY OF GENERAL OBLIGATIONS OF EMPLOYEES

Under this policy employees are responsible for:

•        Full and immediate disclosure of any interest which they or members of their immediate families have at the time of hire, or acquire during employment, which create or appear to create a possible conflict with the Company’s interests. In this connection, all new employees will be routinely provided a copy of the MTR Conflicts of Interest Policy and will be required to execute a signed acknowledgement of its receipt; and

•        Taking any actions regarded by the company as being necessary to eliminate or satisfactorily regulate a conflict of interest situation.

IV.           FAILURE TO COMPLY

Failure to comply with this policy and procedures can result in disciplinary actions up to and including termination of employment, and/or initiation of appropriate legal action.

V.                FURNISHING DISCLOSURE INFORMATION

With respect to any disclosure information furnished by an employee in accordance with the Company’s Conflicts of Interest Policy, the Company will endeavor to properly protect such information and handle it on a strictly confidentia1 basis.

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EXHIBIT B

MTR GAMING GROUP, INC.
CODE OF ETHICS AND BUSINESS CONDUCT CONFIRMATION STATEMENT

Date:

I,                hereby confirm the following statements to MTR Gaming Group, Inc. (“MTR”):

(1)         I am a director, officer, employee or consultant of MTR and/or one of its subsidiaries.

(2)         I have read and I understand MTR’s Code of Ethics and Business Conduct (the “Code”), including its Conflicts of Interest Policy.

(3)         There is no actual, potential or apparent conflict of interest between myself or any of my immediate family members and MTR (or any of its subsidiaries) that would violate the Code, except

(4)         I understand that the Code and all amendments to the Code are available for my review on MTR’s website and upon request from MTR’s Corporate Secretary.

(Signature)

(Name)

(Title)

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